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The following is the transcript of a conference call with investors held on August 1, 2007.

RYERSON

Moderator: Neil Novich

August 1, 2007

8:00 a.m. CT

Operator:	Good day and welcome to the Ryerson Second Quarter Earnings Release Conference Call. Today’s call is being recorded.

For opening remarks and introductions, I would like to turn the call over to the Chief Executive Officer, Mr. Neil Novich. Please go ahead, sir.

Neil Novich:	Thank you. Thanks for joining us this morning for our second quarter 2007 conference call. I am here in Chicago with Jay Gratz, our Executive Vice President and Chief Financial Officer and Terry Rogers, our Treasurer and Vice President of Finance.

Let me first remind you that during the course of this call we will make forward-looking statements subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include but are not limited to, the volatility metals demand in prices, the cyclicality of the various industries that the company servers and other risks described in reports filed with the SEC. We assume no obligation to update the information provided in this conference call.

In addition, we will be providing non-GAAP financial measures during this call. A reconciliation of the differences between the non-GAAP and comparable GAAP financial measures can be accessed at our Web site www.ryerson.com.

I suspect you have questions about the strategic alternatives process and the merger agreement with Platinum Equity. The definitive merger agreement has been filed as an 8-K, and a proxy statement relating to the merger, which will have more information will be filed shortly.

Until such time we are limited in terms of what we can say, but will be happy to answer any questions we can.

Onto the quarter. We were very pleased with our second quarter performance. Earnings were a record $1.20 per diluted share on revenues of $1.6 billion. Volume declined in line with the service center industry, but that was offset by higher pricing and strong cost control.

We also continued to reduce inventory and benefited from other short-term initiatives which we began to implement in the third quarter of 2006. Year-over-year and sequentially, lower expenses reflected the benefits of various cost savings programs including the Integris integration and the company’s Six Sigma Program, which resulted in improvements in wages, salaries, benefits and service center operating expenses.

In addition, on a sequential basis from the first quarter, we benefited from lowered non-cash, stock-based compensation expenses. We made tremendous progress on our numerous initiatives, some of which are now nearing completion.

With the Integris integration, we reached an annualized cost savings of $50 million dollars per year as of the end of the second quarter. We consolidated four more service centers in the quarter. That means we’ve completed nine of the fifteen consolidations planned for 2007. We remain on tract to complete the integration and attain our goal of $60 million in annualized savings by the end of this year.

Regarding the five under-performing service center markets, we’re on track to achieve improved operating profit of $30 million dollars in this year, exclusive of re-structuring charges, if any.

Nine service centers were converted to SAP during the quarter. While the upgrade to a single, modern IT system won’t be complete until the end of 2008, the larger, more complex service centers have all been converted and the hardest part is behind us.

Finally, we continue to reduce inventory levels, which I will let Doug Jay discuss.

Doug Jay:	Thanks and good morning. As Neil said, we continue to make excellent progress improving inventory management. At the end of the second quarter of 2007, inventory tonnage stood at 764,000 tons, the lowest level since the acquisition of Integris metals in January of ‘05.

That represents a decline of 111,000 tons or 13 percent from the end of the first quarter. From the end of 2006, inventory declined 282,000 tons or 27 percent. Inventory turned at 3.9 turns during the second quarter and ended the quarter at a run rate of 4.1 turns. We remain on tract to attain an annualized run rate of 5 turns by the end of the year.

Inventory dollars declined $40 million dollars from the end of the first quarter to the end of the second quarter. However, if metal prices hadn’t increased from the end of the first quarter, inventory would have declined approximately $150 Million dollars for the quarter.

Our strong operating cash flow allowed us to reduce that and make a difference in the quarter on the interest expense line. Second quarter 2007 interest expense was $15.2 million compared with $24.5 million in the first quarter.

The first quarter interest expense included non-cash, one-time write-offs of amortized transaction cost, totaling $5.6 million related to refinancing of the credit facility, and the meeting of a conversion condition of the 3.5 percent convertible notes.

The remaining reduction in interest expense was due to lower debt levels. In the second quarter of 2007, inventory reduction resulted in a LIFO liquidation gain of approximately $32 million. However, even with the $32 million liquidation gain, rising material cost had a negative impact on LIFO profit compared with what we would have shown under FIFO accounting.

Gross profit would have been approximately $43 million higher under FIFO than as reported under LIFO. We also enjoyed a benefit on the tax line. During the second quarter we recorded a $4.6 million income tax benefit from a favorable IRS tax settlement.

Finally, I’d like to mention our improving balance sheet. With strong earnings and a pay down of debt we brought our debt-to-capitalization ratio to 54.1 percent as of the end of the second quarter.

Now, I’ll turn the call back to Neil.

Neil Novich:	Looking ahead we expect market conditions to remain fairly stable. However, the third quarter will be affected by the typical season slowdown. Additionally we do expect some softening in pricing, particularly in stainless steel, as surcharges decline.

Finally as we said in the release on July 24th, we announced a definitive agreement to be acquired by Platinum Equity. Under the terms of the agreement, all of the outstanding shares of Ryerson common and convertible preferred will be acquired for $34.50 per share in cash.

The merger agreement permits Ryerson to solicit superior proposals from other parties through August 18, 2007. The transaction is subject to approval of Ryerson shareholders, and is expected to be completed by the fourth quarter of 2007.

Once again to remind you, the definitive merger agreement related to the transaction has been filed as an 8K, and a proxy statement related to the merger will be filed shortly with much more information. Until such time we’re limited in terms of what we can say, but we will answer any questions that we’re able to.

We have also scheduled separately the 2007 annual meeting of shareholders for August 23rd, which will be before the anticipated close of the merger. Shareholders of record at the close of business on August 3rd will be entitled to vote on the election of directors and other matters.

With that, I’ll open your call to questions.

Operator:	Thank you. The question and answer question will be conducted electronically. If you’d like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We’ll take as many questions as time permits. Again, that’s star one at this time.

We’ll go first to Brett Levy with Jeffries and Company.

Brett Levy:	Hey, guys.

Doug	Jay: Good morning, Brett.

Brett Levy:	Congrats on another strong quarter. Just in terms of reconciling FIFO to LIFO, is that $43 million higher than the 78.8 that inclusive of the $32 million or is that sort of 43 net of the 32, since it’s more like 11 higher?

Doug Jay:	The 43 is the difference between FIFO and LIFO.

Brett Levy:	So what you’re saying is that basically 78 plus 40, you’d be like at $120 million of EBITDA under FIFO?

Doug Jay:	I’m just doing your reconciliation.

Brett Levy:	I basically added 43 to 78.8, which is the number you guys reported for EBITDA.

Doug Jay:	Yes.

Brett Levy:	No kidding. All right. Now the other thing is, is there a break-up fee, or has there been any discussion of, you know, what would happen if, you know, if the transaction switched bidders against Platinum and then is there a break-up fee after the kind of search period is done?

Doug Jay:	Yes is to both. During the period up to August 18th that break-up fee is 15 and beyond that it’s $15 million and beyond that it’s $25 million.

Brett Levy:	$25 million. Got it. All right and then I mean one of the things and this is just a matter of historic record. When Platinum bought P&A Group they did a very significant sale/lease-back transaction. You guys own all of your service centers. And you guys also have a fair bit of commercial land that has sort of been up for sale. Can you give a little bit of detail around?

Doug Jay:	But first we don’t actually own all of our property. We own a fair amount but we also lease a fair amount.

Brett Levy:	All right, can you talk a little bit about sort of the assets that you own that could be either sold or sold and leased back?

Doug Jay:	I don’t have those dollar amounts in front of us but it would be primarily be in that area where that would be a conceivable transaction. We can get you some numbers Brett.

Brett Levy:	OK. That, we’ll take care of that after the call. And then also, you guys mentioned that the numbers should be slightly weaker from 2Q to 3Q. Can you give a little bit more color around sort of where you see the markets going, a little bit of a sense of impact whether you see numbers declining to below last year’s level or I don’t know? If you can give us a little bit more color around what you see coming in the third quarter.

Doug Jay:	I would say what we anticipate from second quarter to third is on a daily basis we tend to see about five to eight percent on drops. Historically that’s been about the number from second quarter to the third on a daily basis and there are fewer days as well. At this point I wouldn’t say we know particularly how that’s going to play out.

It’s way too early in the quarter but those would be typical numbers. We also because you can see the surcharges in advance, we do know that there is a lot pressure pushing down – a stainless surcharges. We’ve also seen as I think most other people have seen, pricing pressure on carbon products.

Brett Levy:	All righty; how’s the aluminum business holding up?

Doug Jay:	Other than what’s related to Class A trucks the business is still relatively good. However a lot of flat rolled aluminum and extrusions are used in the trucking business and that has been relatively weak because of the – but that was fully anticipated. Because of the decline in Class A truck sales.

Brett Levy:	OK and last question and I’ll pass the baton here. You guys reduced debt very significantly from 1Q to 2Q. Do you think you can keep that levels at about the same level going forward?

Doug Jay:	Well the biggest factor for us and that is working capital reduction and it is our intent to continue to reduce inventory as we go forward here.

Brett Levy:	So that number won’t snap back up above a billion anytime soon as far as you’re concerned?

Doug Jay:	Well we wouldn’t want to project a number. The two factors you should take into account are we will continue to drive the tons down that’s the mission to get to five turns. However if the price of materials go which certainly they could and in the case of stainless surcharges we’ve seen they could go up substantially even if the tons go down the dollars consumed could go up. So those two factors play against one another conceivably.

Neil Novich:	But to answer your question directly, I would not expect to see a billion dollars of debt.

Brett Levy:	Thanks very much guys.

Neil Novich:	Thank you.

Operator:	We’ll take our next questions from (Sal Ferroni) from Goldman Sachs.

Jay Gratz:	Morning (Sal).

(Sal Ferroni):	Morning guys, how are you?

Jay Gratz:	Good.

(Sal Ferroni):	Jay, just wanted to learn from you again on the LIFO, you have taught us a lot in the past. You mentioned that LIFO in the past, that it’s just a sort of a yearly accounting and you guys seem what would be the volume and price of commodity will be at the end of the year and you sort of break it down into four quarters and as you go along you would adjust it.

((inaudible)) life or charge when from $14 million to $43 million the second quarter while we are seeing an inventory coming down and we are seeing the price of stainless nickel coming down sharply. What does that tell us? That you are now changing your assumption, price assumption and volume assumption at the end of the year?

Jay Gratz:	Well, each quarter we certainly do an update. We’re six months through the year at this point, so in terms of the LIFO liquidation gain we have what we think is going to happen for the year and that, the half of it is $50 million at this point.

(Sal Ferroni):	There’s no change in your view on the year in pricing or volume you just still have this, it’s just…

Jay Gratz:	We’ve made some changes as we’ve gone along. We’ve booked $18 million in the, it was $18 million in the first quarter and $32 million in the second quarter which we flexed the change and catching up through Q2).

(Sal Ferroni):	OK and can you give us some idea on how much lower costs you had due to the lower stock base compensation?

Jay Gratz:	It was, I believe, $12 million in the first quarter and $2 million in the second quarter. The $2 million is a much more typical run rate kind of number.

(Sal Ferroni):	OK so your cost really came down if we look at it quarter over quarter. Was primarily the, what was the, was primarily the stock compensation.

Jay Gratz:	Well, if you look, year-over-year, costs came down in a lot of areas. All the programs really worked well in terms of consolidating facilities. Six Sigma, our head count continues to go down and so on. So, those programs work extremely well.

From the first quarter to the second quarter, when you look at all the different pieces, you can still see the actual run rate cost going down. The single biggest piece, you’re correct, was the stock based compensation, but other costs did also go down substantially in the quarter, on a quarterly basis due to those programs.

(Sal Ferroni):	So we can assume some of the type of run rate going forward?

Jay Gratz:	Generally the way, yes, but you should always take into account quarter to quarter. There is inflation, there will be changes based on energy costs and so on but generally that’s a good assumption.

Neil Novich:	Other than the stock base compensation expense which moves with the stock, change in stock price.

Jay Gratz:	Correct.

(Sal Ferroni):	Got you, and also, what are you seeing in terms of the flatter market, you know, we know it is soft, but how are you seeing over the next couple of months in terms of the inventory level and the ((inaudible)) out there.

Jay Gratz:	Well yes, I would say we’ve certainly seen carbon flat roll prices coming down. We don’t necessarily think that its going to come down much further, and we think that our volume could be relatively stable from this point forward.

Neil Novich:	I would say, also, that our inventory came down more on a day’s basis than the comparable MSCI numbers. But even just looking at the MSCI numbers, I would still say service centers are somewhat over inventoried.

(Sal Ferroni):	On the carbon side?

Neil Novich:	On the carbon, yes.

(Sal Ferroni):	And how about stainless steel, how far have you gone down on this stainless steel?

Neil Novich:	That has come down a lot as well but I would say the service centers are still over inventoried across the board to a certain degree.

(Sal Ferroni):	Do you see any inventory loss from this sudden drop in stainless steel in third quarter?

Neil Novich:	Because we’re dropping stainless for the year the answer is no. We’re still digging into old layers that are substantially less expensive than even present day prices, even after reflecting the drop in price.

(Sal Ferroni):	Great. Thank you very much guys.

Jay Gratz:	Thanks.

Operator:	We’ll go next to Timothy Hayes with Davenport.

Jay Gratz:	Good morning Tim.

Timothy Hayes:	Good morning. Questions on the inventory. The LIFO liquidation, was that on inventories held before the Integris acquisition or is there a mix from both the you know, old Ryerson and Integris?

Jay Gratz:	It’s an amount from both.

Timothy Hayes:	Is there a rough breakout of, between the split between those two?

Jay Gratz:	I don’t have that in front of me but I would say that they bought the same kinds of materials in the same time so I’m not sure it makes a huge difference.

Timothy Hayes:	OK, and then the second question is that how long before you think you’ll have your inventories in line, basically how long will you be continuing to de-stock before you’re comfortable with your inventory levels?

Jay Gratz:	We’d be comfortable with five turns. We’re presently at a run rate of 4.1 and we would hope to achieve that yet this year.

Timothy Hayes:	OK, and you think the industry might be in that same pattern where the de-stocking for the industry would be concluded at about the same time or.

Jay Gratz:	I believe that when we hit five that we will be performing better than the rest of the industry. I think we are already on average performing somewhat better than the rest of the industry although not all players, and I would expect service centers to continue to de-stock in the back half of the year.

Timothy Hayes:	OK, thank you.

Operator:	We’ll talk our next question from (Alex Hitebrenner) with Millennium Partners.

Jay Gratz:	Good morning.

(Alex Hitebrenner):	Good morning. Congratulations on a good quarter.

Jay Gratz:	Thank you.

(Alex Hitebrenner):	First question; is platinum buying you guys completely independent of the PNA or are they planning on merging the two entities?

Jay Gratz:	I don’t think anyone’s really decided that yet and that’s certainly up to them. I think generally as they look at it they look at it as an independent purchase.

(Alex Hitebrenner):	So there’s no, nothing in the structure of the merger agreement itself?

Jay Gratz:	No.

(Alex Hitebrenner):	Involve PNA in any way?

Jay Gratz:	No.

(Alex Hitebrenner):	But theoretically they’re side-by-side operations that are somewhat redundant.

Jay Gratz:	Well once they own it they can do whatever they want with it presumably and yet they would certainly be overlaps I would assume.

(Alex Hitebrenner):	All right. And the second question is did debt, the net debt thresholds that are in the merge agreement, do those include the convertible debt?

Jay Gratz:	Yes. The principle value of the convertible debt, the principle amount.

(Alex Hitebrenner):	It’s not assumed that the convertible debt is converted?

Jay Gratz:	See, that’s the answer to your question is there’s $175 million of debt included in those numbers.

(Alex Hitebrenner):	In your current numbers do you have, I’ve got the thresholds under the merge agreement.

Jay Gratz:	What’s the question you’re trying to get to?

(Alex Hitebrenner):	I’m assuming that the convertible debt is treated pro forma as of the day of closing, right? So if there’s a current conversion ongoing then that debt would be treated.

Jay Gratz:	The conversion premium and it is converted to equity. The premium is paid in equity. The principle is paid in cash, the cash is part, the 175 is part of the threshold.

(Alex Hitebrenner):	Got it, got it, I understand.

Jay Gratz:	Got it?

(Alex Hitebrenner):	Yes, that makes sense. All right. Thank you guys.

Jay Gratz:	Great, thanks.

Operator:	We’ll take our next question from Steven Abernathy with the Abernathy Group

Steven Abernathy:	I’ve a – questions been answered, thank you.

Jay Gratz:	Thanks.

Operator:	And once again ladies and gentlemen, if you do have a question, it’s star one on your touch-tone phone. Star one at this time. We do have a follow up question from (Sal Theroney) with Goldman Sachs.

(Sal Theroney):	Have you guys talked to your large shareholders since this announcement and gotten any feedback, what do you guys think their mood is?

Jay Gratz:	Well we’ve certainly communicated with shareholders. However at this point, it would be inappropriate certainly to discuss what those conversations contain and also remember that a lot of information about the proposed sale is not yet public and that will be in the proxy. So that shareholders can form a fuller opinion based on the information that will be in that filing.

(Sal Theroney):	When will the filing be?

Jay Gratz:	Shortly, best I can say, were working on it.

(Sal Theroney):	OK. And also, if – let’s say you ((inaudible)) the proposal, would you be putting this to shareholders vote on what, is that 24 the other general meeting?

Jay Gratz:	No, that will go to share holders probably sometime in the fourth quarter. It needs to go through the FCC and et cetera.

(Sal Theroney):	In your general meeting on the 24th, you will not discuss this issue at all?

Jay Gratz:	That will not be the purpose. Shareholders will vote for directors how they choose to vote. But this would not be a direct discussion at that meeting, I would presume.

(Sal Theroney):	OK. Great, thank you very much.

Operator:	And we have a question from (Torey Millazzo) with Stone River Capital.

Jay Gratz:	Good morning.

(Torey Millazzo):	Hey, good morning guys, thanks for taking my question. There was a little bit of talk about he debt levels earlier in the call and I think I noticed that there are some specific criteria for the debt levels in terms of depending closing date for the transaction. I mean, can you comment on that at all?

Jay Gratz:	Well, I think if you go through the merger agreement, you’ll see exactly how those numbers are calculated.

(Torey Millazzo):	Right, I mean you talk about, you know, maybe needing to add debt if, you know, to maintain your inventory, you know, depending on input costs. And, you know, you don’t really have any room to add debt. I believe, you know, to get the deal closed, you know, by the first, you know, I guess I think it’s $845 million in debt. You actually need to pay down some more debt. You know, is that something that you are mindful of?

Jay Gratz:	First let me remind you that it’s net debt if you look through the definition, which means you subtract off the cash balance. And our expectation is that we will take working capital down and the numbers in that agreement, we believe at this point that we have a – we’ll be able to stay inside of that.

(Torey Millazzo):	OK. Great, sorry, that was my misunderstanding and I appreciate you clarifying that. Thank you.

Operator:	Mr. Novich, there are no further questions at this time. I would like to turn the call back over to you for any closing remarks.

Neil Novich:	OK. Thank you very much for joining us today. As usual, Terry Rogers is available here in the office for follow up questions. Thanks very much.

Operator:	This does conclude today’s conference call. We appreciate your participation, you may disconnect at this time.

END

Important Information

In connection with the proposed merger, Ryerson plans to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement in connection with the proposed merger will be mailed to the stockholders of Ryerson. Stockholders of Ryerson are urged to read the proxy statement relating to the merger and other relevant materials when they become available because they will contain important information about the merger and Ryerson.

Security holders may obtain a free copy of the proxy statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statements and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson, its directors and executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s proxy statement in connection with its 2007 annual meeting of stockholders, which was filed with the SEC on July 31, 2007. To the extent holdings of the Company’s equity securities have changed since the amounts reflected in such proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.